Exhibit 23.1



The Board of Directors
Superior Energy Services, Inc.:



We consent to the use of our report incorporated herein by reference dated February 25, 2000, with respect to the consolidated balance sheets of Superior Energy Service, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended, and the related financial statement schedule, which appears in the December 31, 1999 annual report on Form 10-K of Superior Energy Services, Inc.



                                                      KPMG LLP


New Orleans, Lousiana
March 28, 2000